Exhibit 99.1
Insteel Industries, Inc.

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020

INSTEEL INDUSTRIES DECLARES SPECIAL CASH DIVIDEND

MOUNT AIRY, N.C., December 7, 2012 – Insteel Industries, Inc. (NasdaqGS: IIIN) announced today that its board of directors declared a special cash dividend of $0.25 per share on the Company’s common stock payable on December 28, 2012 to shareholders of record as of December 19, 2012. The special dividend is in addition to the Company’s regular quarterly cash dividend of $0.03 per share that was declared on November 13, 2012 and is also payable on December 28, 2012 to shareholders of record as of December 19, 2012.

“We believe the special dividend is an effective vehicle for delivering value to our shareholders without compromising our strong balance sheet and financial flexibility,” said H.O. Woltz III, Insteel’s president and CEO. “We elected to make this payment before the end of the year in view of the ongoing uncertainty surrounding future dividend tax rates.”

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, the declaration and payment of future dividends, if any, are discretionary and will be subject to determination by the board of directors each quarter after taking into account various factors, including future changes in dividend tax rates, general business conditions and the Company’s financial position, operating results, cash requirements and growth opportunities.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s intent and ability to pay future dividends. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in the Company’s reports and statements that it files with the U.S. Securities and Exchange Commission, in particular in its Annual Report on Form 10-K for the year ended September 29, 2012. You should carefully review these risks and uncertainties.

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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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Insteel Industries, Inc.